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                      [Letterhead - National Semiconductor]


                                                                     EXHIBIT 5

                                             August 4, 1994


Board of Directors
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California  95051

Gentlemen:

     At your request, I have examined the registration statement on Form S-8 (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of 185,000 shares of Common Stock, par value $0.50 per share (the "Shares") of National Semiconductor Corporation (the "Company") pursuant to the Company's Director Stock Plan ("Plan.")

     In connection with this opinion, I have examined the Plan, the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that the Shares, when issued and subsequently sold in accordance with the Plan, the Registration Statement and related final prospectus, and applicable state laws, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                              Very truly yours,


                                             /S/ JOHN M. CLARK III
                                             ----------------------------------
                                             JOHN M. CLARK III
                                             Senior Vice President,
                                             General Counsel &
                                             Secretary